Exhibit 19.1

CAPSOVISION INSIDER TRADING POLICY

1.INTRODUCTION

This Insider Trading Policy (the “Policy”) provides guidelines to all officers, employees and consultants of CapsoVision, Inc, and its subsidiaries (the “Company”) as well as members of the Company’s Board of Directors (the “Directors”) with respect to transactions in the Company’s securities, and codifies the Company’s standards on trading and enabling the trading of securities of the Company or other publicly-traded companies while in possession of material non-public information (“inside information”). The Directors, officers, employees and consultants, as well as their immediate family members may be sued civilly either by the Securities and Exchange Commission ("SEC") or by private litigants if they trade in securities while in possession of inside information concerning the issuer of the securities. They may also be charged with a criminal violation. In recent years, the SEC and United States Attorneys have aggressively investigated and prosecuted persons who engaged in insider trading or tipped others.

The Company’s Directors, officers, employees and certain consultants and their immediate family members who possess inside information because of their relationship with the Company are considered “Insiders.”

This policy defines immediate family members of each Director, officer, employee and consultant of the Company as parents, siblings, spouses, children or any persons that live in their household, and any family members who do not live in their household, but whose transactions in Company securities are directed by such Director, officer, employee or consultant or are subject to his or her influence or control (such as parents or children who consult with them before trading in Company securities), and any entity controlled, or whose securities transactions are directed, influenced or controlled, by such Director, officer, employee or consultant of the Company

2. MATERIAL NONPUBLIC INFORMATION OR INSIDE INFORMATION

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

•Significant changes in the company’s prospects.
•Corporate earnings or earnings forecasts.
•Significant write-downs in assets.
•Major new product candidates or product developments.
•Scientific, medical or financial data relating to the Company’s products or products under development.

•Important business developments, such as clinical trial results, developments regarding strategic collaborations or the status of regulatory submissions.
•Management or control changes.
•Significant financing developments including pending public sales or offerings of debt or equity securities.
•Extraordinary borrowings or defaults on borrowings.
•Impending bankruptcy or liquidity problems.
•Changes in earnings estimates or unusual gains or losses in major operations.
•Major changes in management.
•A determination to declare a dividend.
•Entry into or modification or termination of a significant contract.
•Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions or tender offer, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets.
•Cybersecurity or data security incidents.
•Developments regarding significant litigation or government agency investigations, or actions of regulatory and health agencies, particularly the U.S. Food and Drug Administration.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition or development of a new product, the point at which negotiations or new product development plans are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on the stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether non-public information is material, presume it is material.

Keep in mind that materiality is judged in hindsight, and while a development may not seem material at the time, if following its announcement to the public, the Company’s stock price increases or decreases, a plaintiff’s lawyer or the SEC will use this fact to demonstrate materiality. If you are unsure whether the information is material, you should consult with the Compliance Officer (as defined below) before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the SEC or a Regulation FD- compliant conference call. The Compliance Officer (as defined below) shall have sole discretion to decide whether information is public for purposes of this Policy.

3. COMPLIANCE OFFICER

The Company has appointed its Senior Vice President of Finance, David Garcia @ david.garcia@capsovision.com as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•Assisting with implementation of this Policy.

•Circulating this Policy to all Directors, officers and employees of the Company and ensuring that this Policy is amended as necessary to remain up to date with insider trading laws.
•Notifying Covered Insiders (as defined in Section 8 below) and, if appropriate, other employees of the Company of the Company’s imposition of a trading “blackout” period as described in Sections 12 and 13 below.
•Reviewing and approving 10b5-1 Trading Plans (as defined below in Section 6) or revisions or amendments to such plans and referring such plans or revisions to such plans to the Board or a duly appointed committee thereof for approval if required or otherwise appropriate (as described in Section 6).
•Pre-clearing all trading in securities of the Company by all Covered Insiders in accordance with the procedures set forth in Section 9 below.
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In the event that the Compliance Officer is not available or desires to effect, a transaction in Company securities for which pre-clearance or approval is required under this Policy, the Corporate Controller of the Company, Anna Krylova @ anna.krylova@capsovision.com shall serve as the Compliance Officer. In the event that the Compliance Officer is unavailable and such information is cleared by the Controller, the Compliance Officer must be informed of such clearance as soon as possible.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. For information to be considered publicly disseminated, it must be widely disclosed through a press release, a filing with the SEC, a previously-announced and publicly available Company earnings call, or other media for broad public access, and a sufficient amount of time must have passed to allow the information to be fully disclosed, which such amount of time may vary depending on the nature and significance of the information. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. You must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday. When in doubt about whether information has been publicly disseminated, contact either David Garcia – Senior Vice President of Finance @ david.garcia@capsovision.com or Anna Krylova, Corporate Controller @ anna.krylova@capsovision.com

4. STOCK TRADING

Because officers and Directors of the Company are likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading. We require that Covered Insiders (as defined below in Section 8), which includes officers and Directors, and certain employees and consultants, limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results or pursuant to a 10b5-1 trading plan as discussed below. Though these “blackouts” generally will arise because the Company is involved in a highly sensitive transaction, they may be declared for any reason. Further, we also require that Covered Insiders notify and receive pre-clearance (see below in Section 9) from the Company’s Compliance Officer by submitting an email to david.garcia@capsovision.com or another method of requesting pre- clearance communicated to the Covered Insiders, at least one business day, but not more than five business days, prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

5. WINDOW PERIOD

Generally, except as set forth in this Sections 5, 6, 7 and 12 of this Policy and subject to the blackout periods set forth in Section 13, Covered Insiders may buy or sell securities of the Company only during a “window period” that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes at the close of trading on March 15, June 15, September 15 and December 15, for each respective quarter. This window period may be closed early or may not open if, in the judgment of the Chief Executive Officer or principal financial officer, there exists undisclosed information that would make trades by Covered Insiders inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered inside information. A Covered Insider who believes that special circumstances require him or her to trade outside the window period should consult with a Compliance Officer. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

6. EXCEPTIONS TO WINDOW PERIOD

•Tax Withholding. This policy permits the withholding, by the Company, of stock subject to an option or restricted stock award to satisfy any exercise price and/or to cover any tax withholding liability. The Company may, in its sole discretion and in accordance with the terms of the Company’s stock option plans, withhold stock for such purposes but the Company is not obligated to do so. This policy does not apply to the sale of stock mandated by the Company in order to satisfy tax withholding obligations upon the vesting of any restricted stock.

•10b5-1 Automatic Trading Programs. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future or provides a formula or mechanism that your broker will follow (a “Trading Plan”). A Trading Plan can only be established when you do not possess material, nonpublic information. Therefore, Covered Insiders cannot enter into these plans at any time when in possession of material, nonpublic information and cannot enter into these plans outside window periods. A Trading Plan must not permit you to exercise any subsequent influence over how, when or whether the trades are made and must comply with all other applicable requirements of Rule 105b-1 under the Securities and Exchange Act of 1934, as amended (the (“Exchange Act”), including, without limitation, requirements related to:

◦Minimum cooling off periods (between when the plan is entered into and when trading can commence under the plan).
◦Representations of Directors and officers.
◦Good-faith requirements.

•Prohibitions on multiple overlapping plans and single-trade plans, all in accordance with the Company’s 10b5-1 Trading Plan Policy (the “10b5-1 Policy”).

You may have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a Trading Plan that complied with all applicable requirements of Rule

10b5-1 under the Exchange Act, which are very complex. You should consult with your legal and tax advisors before proceeding. Each Covered Insider must submit a request in writing for pre-clearance (see Section 9) of such person’s proposed Trading Plan in accordance with the terms of the Company’s 10b5-1 Policy. The Company reserves the right to withhold pre- clearance of any Trading Plan that the Company determines is not consistent with the rules regarding such plans.

7. PROHIBITION OF SPECULATIVE OR SHORT-TERM TRADING

No Director, officer, employee or consultant or their immediate family members may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to the Company’s stock at any time.

8. COVERED INSIDERS

Covered insiders are the individuals described below (collectively, “Covered Insiders”):

•Current Directors of the Company and their respective affiliates.
•“Executive officers” of the Company as described in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all individuals designated as “officers” of the Company for purposes of “Section 16” under the Exchange Act (“Section 16 Officers”) and their respective affiliates.
•All employees and consultants of the Company and their respective affiliates.
•Immediate family members (parents, siblings, spouses, children) and household members of each of the foregoing groups.

Covered Insiders are subject to Sections 5, 9 and 13 because of their access to sensitive Company information. Company employees and consultants who are not Covered Insiders must adhere to each of the other terms of this policy (i.e., those terms that are not solely applicable to Covered Insiders). Sections 10, 11 and 12 set forth additional restrictions on Directors and officers of the Company. These sections, as applicable, also apply to immediate family members (as defined in Section 1) of any such Covered Insider.

9. PRE-CLEARANCE

In addition to the requirements of Sections 5 and 13, Covered Insiders may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, hedge or other transfer of beneficial ownership without first obtaining pre- clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer by submitting an email to david.garcia@capsovision.com requesting pre-clearance communicated by the Covered Insiders, at least one business day in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has affected any non- exempt “opposite-way” transactions within the past six months. Directors and officers will also be required to comply with the requirements of Section 16 of the Exchange Act of 1934 (“Section 16”). The Compliance Officer will then determine whether the transaction may proceed and, if so, will assist the individual in complying with the reporting requirements under “Section 16” (a), if any. Unless revoked, a grant of permission will normally remain valid until the close of trading five days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction shall require new pre- clearance under the provisions of this Section 9. The Company may, at its discretion, shorten such period of time.

10. NOTICE UPON COMPLETION OF TRANSACTIONS

Upon completion of any transaction, officers and Directors subject to the reporting obligations under “Section 16” of the Exchange Act must immediately notify a Compliance Officer so that the Company may assist in any “Section 16” reporting obligations.

11. SHORT-SWING TRADING/CONTROL STOCK/” SECTION 16” REPORTS

Officers and Directors subject to the reporting obligations under “Section 16” are responsible for adhering to the prohibition on short-swing trading “Section 16”(b) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate “Section 16”(a) reports (Forms 3, 4 and 5), which are enumerated and described in “Section 16”, and any notices of sale required by Rule 144. This means that “Section 16” officers and Directors who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. This prohibition does not apply to stock option exercises (whether regular or cashless) and Employee Stock Purchase Plan purchases.

Note that in addition to this Policy, under “Section 16”(b) of the Exchange Act, any “short-swing profits” realized by a “Section 16” officer or director of the Company from a “matching” purchase and sale or “matching” sale and purchase of Company stock occurring within a six- month period would be subject to disgorgement to the Company. Note that under “Section 16”(b), the highest sale price is matched with the lowest purchase price in determining profit, and purchases and sales that result in a loss are ignored— meaning that under these rules, you could be deemed to have a profit to be disgorged even though you actually lose money on your trades in the aggregate. There is an active group of lawyers that track purchases and sales by “Section 16” officers and Directors for violation of these rules. There is no defense against a violation of these rules.

12. PROHIBITION OF TRADING DURING BLACKOUTS

In accordance with Regulation BTR (Blackout Trading Restriction) under the Exchange Act, no Covered Insider shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if the Covered Insider acquires or previously acquired such equity security in connection with his or her service or employment. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits Covered Insiders to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify Covered Insiders of any blackout periods in accordance with the provisions of Regulation BTR.

13. QUARTERLY BLACKOUT PERIODS

Announcement of quarterly financial results almost always has the potential to have a material effect on the market for its securities. Therefore, to avoid even the appearance of trading on the basis of material, non-public information, and to assist compliance with insider trading laws, the Company has created the following blackout periods during which Covered Insiders may not trade in the securities of the Company:

•From March 16 until the end of the second trading day following public announcement of first quarter financial results; and
•From June 16 until the end of the second trading day following public announcement of second quarter financial results; and
•From September 16 until the end of the second trading day following public announcement of third quarter financial results; and
•From December 16 until the end of the second trading day following public announcement of fourth quarter and year-end financial results.

Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, new product developments, clinical trials, or other material events) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Insiders are prohibited from trading in the Company’s securities.

14. STOCK OPTION EXERCISES; SALE OF OPTION SHARES

Covered Insiders may exercise vested Company stock options at any time. However, Insiders may only sell the shares obtained from such exercises if they do not possess material nonpublic corporate information when they sell these shares by complying with the pre-clearance procedure as described in Section 9 during the Window Period (as defined in Section 5).

15. RESTRICTIONS ON TIPPING

The term “insider trading” refers to the use of inside information (as defined in Section 2) both in trading securities or in passing on or “tipping” such information to others. As a result, in addition to refraining from trading for their own account Insiders are prohibited from engaging in any other action to take advantage of, or to communicate to others (“tip”), such information. An Insider who tips information to a person who then trades is subject to the same penalties as the tippee, even if the Insider did not trade and did not profit from the tippee’s trading.

16. DURATION OF POLICY’S APPLICABILITY

This policy continues to apply to your transactions in the Company’s stock or the stock of other companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

17. PENALTIES

Insider trading results in any one or more of the following legal problems:

•A private lawsuit may be brought against the Insider by a stockholder of the Company. This private action may be brought either by a person who has purchased from, or sold to, an insider or by a stockholder suing in the name of the Company.
•A civil enforcement action could be brought against the Insider by the SEC seeking:
◦A monetary penalty (in an amount up to three times the profit gained, or the loss
◦avoided)
◦A cease-and-desist order
◦An order barring the insider from serving as an officer and director of any public company
•Especially serious cases could result in a criminal felony prosecution.

You should be aware that the Company cannot defend you against an insider trading violation. You would have to bear the costs of defending yourself, and those costs can be staggering. In addition, the damage to your reputation -- and that of the Company -- as a result of an insider trading violation could be irreparable.

Anyone who effects transactions in the Company’s stock or the stock of other companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company, whether or not such person’s failure to comply results in a violation of law. Each person is responsible for making sure that any applicable immediate family member, household member or entity whose transactions are subject to this Policy also complies with this Policy, and failure to do so will constitute a failure to comply with this Policy. A Director, officer, employee or consultant who has questions about this policy should contact his or her own attorney or a Compliance Officer.

Any purchases or sales by an insider resulting in “Section 16”(b) liability will be the subject of disciplinary action including immediate termination of employment.

In addition to the forfeiture of short swing profits to the company, the individual will be responsible for all costs associated with such liability, including but not limited to, legal fees.